As filed with the United States Securities and Exchange Commission on May 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNL LIFESTYLE PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	20-0183627
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(407) 650-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen H. Mauldin

Chief Executive Officer and President

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

(407) 650-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz

Neil M. Goodman

Arnold & Porter LLP

555 Twelfth Street, NW

Washington, DC 20004-1206

(202) 942-5124

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	20,000,000	$6.85	$137,000,000	$17,645.60

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

Prospectus

CNL LIFESTYLE PROPERTIES, INC.

Reinvestment Plan—20,000,000 Shares of Common Stock

Par Value $.01 per Share

We are a Maryland corporation sponsored by CNL Financial Group, Inc. (our “Sponsor”). We were formed primarily to acquire lifestyle properties and have elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We own a diversified portfolio of lifestyle properties across the United States that we believe have the strong potential for long-term growth and income generation. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society.

We have established a Distribution Reinvestment Plan (referred to herein as the “DRP”) designed to provide existing holders of shares of our common stock with a convenient method to designate the cash distributions on their shares for reinvestment in more shares. Some of the significant features of the DRP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the DRP.

•	The initial purchase price for shares under the DRP is $6.85 per share, which is equal to our revised estimated net asset value (“NAV”) per share of $6.85 as of December 31, 2013, and which is subject to revision by the Board of Directors.

•	Stockholders may participate in the DRP by completing and executing an enrollment form. Participation will be effective with the first distribution made following enrollment so long as your enrollment form is received at least 30 days prior to the last day of the fiscal quarter to which such distribution relates. If you are already enrolled in the DRP, no action is required.

•	Stockholders may terminate participation in the DRP at any time without penalty by delivering written notice to us. For your termination to be effective for a particular distribution, such notice must be received by us at least 30 days prior to the last day of the fiscal quarter to which such distribution relates. In addition, we may amend or terminate the DRP at any time, by 15 days’ prior written notice to you, without the prior consent of, our stockholders.

•	We will offer shares pursuant to the DRP until the earlier of May 2, 2017 or the date we sell all 20,000,000 shares in this offering; provided, however, that we may extend this offering to the extent permitted by applicable law; and provided further that our board of directors may amend or terminate the DRP for any reason by providing 15 days’ written notice to participants in the DRP.

•	If you elect to participate in the DRP and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distribution in cash.

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, as may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus, before making an investment decision. This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

There is no market for our shares and we do not expect to list our shares in the near future. If you are able to sell your shares prior to listing, you would likely have to sell them at a substantial discount.

	Price to public	Maximum proceeds to us, before expenses
Reinvestment Plan Offering Per Share	$6.85	$6.85
Total Offering Amount (1)	$137,000,000	$137,000,000

(1)	Assumes we sell 20,000,000 shares at $6.85 per share pursuant to our distribution reinvestment plan.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

May 2, 2014

SUITABILITY STANDARDS

We have established financial suitability standards for investors interested in purchasing shares of our common stock. In determining your net worth, do not include the value of your home, home furnishings or personal automobiles.

You must have:

•	a net worth of at least $250,000, or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

Our suitability standards also require that you:

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation and have an apparent understanding of:

•	the fundamental risks of your investment,

•	the risk that you may lose your entire investment,

•	the lack of liquidity of your shares,

•	the restrictions on transferability of your shares,

•	the background and qualifications of our advisor, and

•	the tax consequences of your investment.

Several states have established suitability standards that are more stringent than the standards that we have established and outlined above. Shares of our common stock offered pursuant to the DRP will be sold only to investors in these states if investors represent that they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and personal automobiles.

Alabama, Kentucky, Michigan, Missouri, Ohio and Pennsylvania – In addition to our suitability requirements, you may invest no more than 10% of your net worth (not including home, furnishings and personal automobiles) in our shares.

The following states have established recommendations for investors in their states. Shares will be sold to investors in these states only if the investors represent that they meet the special recommendations set forth below.

Kansas and Massachusetts – In addition to our suitability requirements, the offices of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that an investor’s aggregate investment in our shares and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

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PROSPECTUS SUMMARY

Our Business

CNL Lifestyle Properties, Inc.

We are a Maryland corporation organized on August 11, 2003. Our principal investment objectives include investing in a diversified portfolio of real estate with a goal to preserve, protect and enhance the long-term value of those assets. We primarily invest in lifestyle properties in the United States that we believe have the potential for long-term growth and income generation. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society. We operate as a real estate investment trust, or REIT. In general, a REIT is a company that combines the capital of many investors to acquire or provide financing for real estate.

As of March 14, 2014, we held ownership interests in 145 lifestyle properties of which twelve properties, five consolidated properties and seven unconsolidated properties held through one joint venture, are classified as held for sale by us and the joint venture, respectively. As of March 14, 2014, these assets consist of 24 ski and mountain lifestyle properties, 48 golf facilities, 30 senior housing properties, 23 attractions, 17 marinas and three additional lifestyle properties. In addition, we made seven loans to borrowers engaged in the operation of lifestyle assets. For the year ended December 31, 2013, we generated total revenue of $512.8 million and had total assets of $2.7 billion. We generally lease our properties on a long-term, triple-net or gross basis (generally five to 20 years, plus multiple renewal options) to tenants or operators whom we consider to be significant industry leaders. To a lesser extent, we also make and acquire loans (including mortgage, mezzanine and other loans) and enter into joint ventures related to interests in real estate.

Our principal executive offices are located at 450 South Orange Avenue within the CNL Center at City Commons in Orlando, Florida 32801. Our telephone number is (407) 650-1000 and our internet address is www.cnllifestylereit.com. Unless specifically incorporated herein as described in the section entitled “Incorporation of Certain Documents by Reference,” the contents of our web site are not incorporated by reference in, or otherwise a part of, this prospectus.

Our Advisor

Our advisor is CNL Lifestyle Advisor Corporation, a Florida corporation (referred to herein as the “Advisor”), which is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors, including a majority of our independent directors, must approve each investment proposed by our Advisor, as well as certain other matters set forth in our charter. We currently have five members on our board of directors. Three of the directors are independent of our Advisor and have responsibility for reviewing its performance. Our directors are elected annually by our stockholders. Although we have executive officers who manage our operations, we do not have any paid employees.

Our REIT Status

As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, excluding income from operations or sales through taxable REIT subsidiaries. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for taxation as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and to the extent our taxable REIT subsidiaries generate taxable income.

Terms of the Offering

We are offering up to 20,000,000 shares of our common stock to our existing stockholders pursuant to the DRP. Shares will be sold initially at a price of $6.85 per share. In the event that our board of directors determines that the fair market value of our common stock has changed, shares of our common stock will thereafter be sold pursuant to the DRP at a price determined by our board of directors, which price shall not be less than 95% of the fair market value of a share of our common stock as so determined.

We will offer shares pursuant to the DRP until the earlier of May 2, 2017 or the date we sell all 20,000,000 shares in this offering; provided, however, that we may extend this offering to the extent permitted by applicable law; and provided further that our board of directors may amend or terminate the DRP for any reason by providing 15 days’ written notice to participants in the DRP. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is effective for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan

The prospectus describes our DRP pursuant to which you may have the distributions you receive reinvested in shares of our common stock. Regardless of your participation in our DRP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. See “Certain Material Federal Income Tax Considerations — U.S. Federal Income Taxation of our Stockholders — Reinvestment of Distributions” for a more detailed discussion.

Use of Proceeds

The proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, investing in real estate, loans and other permitted investments, paying fees and other costs, repaying debt, and funding our share redemption program.

DRP Offering Price

On March 4, 2014, our board of directors approved a revised estimated net asset value (“NAV”) per share of $6.85 as of December 31, 2013, and amended the DRP so that shares under our DRP would be sold at the new estimated NAV per share of $6.85 rather than a discount to the NAV.

Incorporation by Reference

The registration statement, of which this prospectus is a part, incorporates by reference several documents previously filed with the Securities and Exchange Commission (the “Commission”), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 31, 2014, our Annual Report on Form 10-K/A for the year ended December 31, 2013 filed on April 23, 2014, as well as all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, as may be updated from time to time by future filings under the Securities and Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus, before purchasing our common stock. The risks discussed in our reports can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Statements above that are not statements of historical or current fact may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements, be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s common stock, and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s inability to control or accurately predict. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

Important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the following: risks associated with the Company’s investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks of doing business internationally, including currency risks; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; the Company’s inability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to property expansions and renovations; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of the Company’s accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding and/or potential litigation; risks associated with the Company’s tax structuring; failure to maintain the Company’s REIT qualification; and the Company’s inability to protect its intellectual property and the value of its brand. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s website at http://www.cnllifestylereit.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN

Purpose of the DRP

The Distribution Reinvestment Plan (“DRP”) is designed to offer to our existing stockholders a convenient method of purchasing additional shares by reinvesting cash distributions. We will use the proceeds received from sales of the shares for general corporate purposes, including investing in real estate, loans and other permitted investments, paying fees and other costs, repaying debt and funding our share redemption program.

How to Enroll in the DRP

You can participate in the DRP if you currently own shares of our common stock and the shares are registered in your name. You may join the DRP at any time by completing and executing an enrollment form and returning it to DST Systems, Inc., our reinvestment agent, 430 West 7th Street, Ste. 219005, Kansas City, MO 64105-1407. Enrollment forms may be obtained at any time by calling (866) 650-0650 or by writing to the address specified above. If you are already enrolled in the DRP, no action is required.

You will remain a participant of the DRP until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Amendment and Termination of the DRP”).

Eligible stockholders may join the DRP at any time. Participation in the DRP will commence with the next distribution payable after receipt of your election to participate, provided such notice is received at least 30 days prior to the last day of the fiscal quarter to which such distribution relates.

Reinvestment of Your Distributions

If you choose to participate in the DRP, the reinvestment agent will apply cash distributions on the shares of stock registered in your name to purchase additional shares for you directly from us.

The distributions paid on shares acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by terminating your participation in the DRP.

Purchase Price of the Shares

There is no public trading market for our shares. Shares will be sold initially at a price of $6.85 per share. In the event that our board of directors determines that the estimated net asset value per share of our common stock has changed, shares of our common stock will thereafter be sold pursuant to the DRP at a price determined by our board of directors to constitute the then estimated net asset value per share as so determined.

When Shares Will be Purchased

Shares will be purchased for you under the DRP on the distribution date applicable to the cash distributions being reinvested in respect of your shares pursuant to the DRP. We currently pay distributions quarterly and intend to continue to pay distributions quarterly.

Cost of Participating in the Program

You will not incur any brokerage commissions or service charges when purchasing shares under the DRP.

Tracking Your Investment

Within 30 days after the end of each fiscal quarter, we will provide you with a statement of account describing your distributions received during the quarter, the number of shares purchased during the quarter pursuant to the DRP, and the per share purchase price for such shares. Each statement will also advise you that you are expected to promptly notify your broker, financial advisor or investor representative in writing and to terminate your participation in the DRP in the event that there is any material change in your financial condition and you fail to meet the net worth or annual income suitability standards set forth in this prospectus or if any representation made by you under the subscription agreement for your initial purchase of shares or your enrollment form becomes inaccurate. Tax information regarding your participation in the DRP will be sent to you at least annually.

Book-Entry Evidence for Shares Acquired Under the DRP

No certificates will be issued to a stockholder participating in the DRP for shares purchased on behalf of the stockholder pursuant to the DRP. All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books. The number of shares you hold in the DRP will be shown on your regular statement of account.

Selling Shares Acquired Under the DRP

You may sell the shares held in the DRP, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a real estate investment trust. However, there is currently no liquid market for our shares and we do not expect one to develop.

Prior to the listing of the shares on a national stock exchange, your transfer of shares will terminate participation in the DRP with respect to those transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of the shares in connection with the transfer demonstrates to us that he, she or it meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by us.

Amendment and Termination of the DRP

You may terminate or modify your participation in the DRP at any time upon written notice to us at CNL Client Services c/o DST Systems, Inc., 430 W. 7th Street, Ste. 219005, Kansas City, MO 64105-1407. To be effective for any distribution, such notice must be received by us at least 30 days prior to the last day of the fiscal quarter to which such distribution relates.

We may terminate your individual participation in the DRP at any time by 15 days’ prior written notice and may terminate the DRP itself at any time by 15 days’ prior written notice to all participants in the DRP. In addition, our board of directors may amend the DRP for any reason by providing 15 days’ written notice to participants in the DRP.

After termination of your participation in the DRP, we will send you a statement of account and return the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of your participation in the DRP will be sent directly to you or to such other party as you have designated pursuant to an authorization form or other documentation satisfactory to us.

Voting Rights of Shares Acquired Under the DRP

Shares in your DRP account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRP account. You may also vote your shares, including those in your DRP account, in person at any annual or special meeting of stockholders.

Our Liability Under the DRP

Neither we nor any of our officers, directors, agents or employees will have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for each participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested.

In addition, neither we nor any of our officers, directors, agents or employees will be liable under the DRP for any act done in good faith, or for any good faith omission to act, including, without limitation, for any claims of liability (1) arising out of failure to terminate the participant’s participation in the DRP upon such participant’s death prior to the date of receipt of notice; or (2) with respect to the time and prices at which shares are purchased for a participant.

Pursuant to Maryland law and our charter, we are required to indemnify and hold harmless a present or former director, officer, our Advisor, or affiliate and may indemnify and hold harmless a present or former employee or agent (an “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, the Advisor, affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in our interests. The Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy and unenforceable. We will not indemnify or hold harmless the Indemnitee if:

•	the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct;

•	the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty;

•	the Indemnitee actually received an improper personal benefit in money, property, or services,

•	in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or

•	in a proceeding by or in the right of our Company, the Indemnitee shall have been adjudged to be liable to us.

In addition, we will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for violations of securities laws.

Pursuant to our charter, we are required to pay or reimburse reasonable expenses incurred by a present or former director, officer, the Advisor or affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (1) the Indemnitee was made a party to the proceeding by reason of his or her service as a director, officer, the Advisor, affiliate, employee or agent; (2) the Indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by our articles of incorporation; (3) the Indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (4) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. Our articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by our articles of incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of our net assets, and no portion may be recoverable from the stockholders.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our charter, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. We also must cover officers and directors under our directors’ and officers’ liability insurance.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT

AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU PURSUANT TO THE DRP.

Governing Law

The terms and conditions of the DRP and its operation are governed by the laws of the State of Florida.

Contact for Answers to Questions Regarding the DRP

All inquiries regarding the DRP should be directed to:

CNL Lifestyle Properties, Inc.

c/o DST Systems, Inc.

430 W. 7th Street, Ste. 219005

Kansas City, MO 64105-1407

(866) 650-0650

USE OF PROCEEDS

The proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, investing in real estate and real estate related securities, paying fees and other costs, repaying debt, and funding our share redemption program. We cannot predict with any certainty how much of the DRP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with registering and offering the DRP shares, including but not limited to legal fees, printing expenses, mailing costs and the Commission and blue sky registration fees.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a brief summary of certain material United States federal income tax considerations that may be relevant to participants in the DRP. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a participant in light of his or her particular circumstances, nor does it discuss any state, local, foreign or other tax laws or considerations. This summary is for general information only and does not purport to discuss all aspects of the United States federal income tax consequences that may be relevant to certain types of stockholders who are subject to special treatment under the United States federal income tax laws, such as insurance companies, tax-exempt entities, financial institutions, regulated investment companies, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States.

The statements in this discussion are based on:

•	current provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed regulations promulgated by the U.S. Treasury Department;

•	legislative history;

•	judicial decisions; and

•	current administrative interpretations of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the private letter ruling.

Future legislation, regulations, administrative interpretations or court decisions could change current law adversely or could affect existing interpretations adversely and cause any statement in this prospectus to be inaccurate, possibly with retroactive effect.

This discussion is not tax advice and is not intended as a substitute for careful tax planning. Each participant is advised to consult with his or her own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to him or her of participation in the DRP, including any potential changes in applicable tax laws.

Taxation of CNL Lifestyle Properties

General

We elected to be taxed as a real estate investment trust commencing with our taxable year ended December 31, 2004. We believe that, commencing with such taxable year, we have been organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

As a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

Despite the REIT election, we may be subject to federal income and excise tax as follows:

•	We will be taxed at regular corporate rates to the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our taxable income.

•	We may be subject to the “alternative minimum tax” (the “AMT”) on certain tax preference items to the extent that the AMT exceeds our regular tax.

•	If we have net gain for tax purposes from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale in the ordinary course of business, other than dispositions of “foreclosure property” and dispositions of property due to an involuntary conversion), such gain will be subject to a 100% tax.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain lease terminations as “foreclosure property,” the income from the operations or the gain from the sale of such property may be subject to corporate income tax at the highest applicable rate.

•	If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we fail to distribute during each year at least the sum of (1) 85% of our taxable income for the year, (2) 95% of our capital gain net income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed.

•	If we acquire appreciated assets from a C corporation in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate; and

•	The earnings of our taxable REIT subsidiaries are subject to federal corporate income tax. In addition, a 100% excise tax will be imposed on the REIT and a corporate level tax on the taxable REIT subsidiary for transactions between a taxable REIT subsidiary and the REIT that are deemed not to be conducted on an arm’s length basis.

In addition, we and our subsidiaries may be subject to a variety of taxes, including state, local, foreign, property and other taxes, on our assets and operations.

Qualification as a REIT

A REIT is defined as a corporation, trust or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs and uses a calendar year for federal income tax purposes;

(4)	which is neither a financial institution nor an insurance company;

(5)	the beneficial ownership of which is held by 100 or more persons in each taxable year of the REIT except for its first taxable year;

(6)	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

(7)	which meets certain income and asset tests described below.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article 7, Section 7.6 of our amended and restated articles of incorporation, provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If, despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

Ownership of Qualified REIT Subsidiaries. We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT, and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, although they may be subject to state and local taxation in certain jurisdictions, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under “— Asset Tests.”

Ownership of Partnership Interests. If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below. Thus, our proportionate share of the assets and items of gross income of our operating partnership, including its share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for U.S. federal income tax purposes, are treated as assets and items of gross income of the Company for purposes of applying the requirements described herein.

Investments in Taxable REIT Subsidiaries. For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries without violating the 10% test described below under “- Asset Tests.” We and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

Certain of our subsidiaries have elected to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

The Internal Revenue Service may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arm’s-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Income Tests. There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

•	At least 75% of our gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•	At least 95% of our gross income (excluding gross income from prohibited transaction) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

The rents we receive or are deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements only if the following conditions are met:

•	The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rent from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	The rents received from a tenant will not qualify as “rents from real property” if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met;

•	If the rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property”;

•	In order for rents to qualify as “rents from real property”, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income. We may, however, provide services that are “usually and customarily rendered” in the geographic region in which the property is located in connection with the rental of the real property if the services are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimus amount of impermissible services to tenants and still treat amounts received with respect to that property as “rent from real property”. For purposes of the de minimus rule, the amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued from the property and the amount received for any service shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service.

•	A REIT may lease “qualified lodging facilities” and, for taxable years beginning after July 30, 2008, “qualified health care facilities” on an arm’s length basis to a taxable REIT subsidiary if the property is operated on behalf of such subsidiary by an “eligible independent contractor”. Generally, the rent received by the REIT from the taxable REIT subsidiary will qualify as “rents from real property”. A “qualified lodging facility” is a hotel, motel or other establishment where more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with the facility. A “qualified healthcare facility” includes real property and personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. An “eligible independent contractor” is an “independent contractor” who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities or qualified healthcare facilities, as applicable, for any person unrelated to us or our taxable REIT subsidiary.

For taxable years beginning on or before October 22, 2004, (1) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (2) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. As to transactions entered into in taxable years beginning after October 22, 2004, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us, or such other risks that are prescribed by the Internal Revenue Service, is excluded from the 95% gross income test.

For transactions entered into after July 30, 2008, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us is excluded from the 95% and 75% gross income tests.

For transactions entered into after July 30, 2008, any of our income from a “clearly identified” hedging transaction entered into by us primarily to manage risk of currency fluctuations with respect to any item of income or gain that is included in gross income in the 95% and 75% gross income tests is excluded from the 95% and 75% gross income tests.

In general, a hedging transaction is “clearly identified” if (1) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (2) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

As to gains and items of income recognized after July 30, 2008, “passive foreign exchange gain” for any taxable year will not constitute gross income for purposes of the 95% gross income test and “real estate foreign exchange gain” for any taxable year will not constitute gross income for purposes of the 75% gross income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code section 988(b)(1)) which is attributable to: (i) any qualifying item of income or gain for purposes of the 75% gross income test; (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code section 987 gain attributable to a qualified business unit (a “QBU”) of a REIT if the QBU itself meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter that the REIT has directly or indirectly held the QBU. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury. Passive foreign exchange gain includes all real estate foreign exchange gain and foreign currency gain which is attributable to: (i) any qualifying item of income or gain for purposes of the 95% gross income test; (ii) the acquisition or ownership of obligations; (iii) becoming or being the obligor under obligations; and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Generally, other than income from “clearly identified” hedging transactions entered into by us in the normal course of business, any foreign currency gain derived by us from dealing, or engaging in substantial and regular trading, in securities will constitute gross income which does not qualify under the 95% or 75% gross income tests.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales. If a mortgage loan is collateralized by both real property and other property, all the interest on it will nevertheless qualify under the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment.

License income and other income from the right to use property which is not properly characterized as a lease for federal income tax purposes will not qualify under either the 75% or 95% gross income tests. Rents from leases of our marina properties may not qualify under the 75% or 95% gross income tests to the extent of the portion of the rental income properly allocable to the value of the water rights associated with the marina.

Income from sales of property by a REIT which are held for sale to customers may be subject to a 100% prohibited transactions tax and do not constitute gross income for purposes of the 75% and 95% gross income tests. Properties we acquire for the purpose of developing and selling to third parties, such as certain interests in vacation ownership properties, are generally held by us through a taxable REIT subsidiary and subject to corporate level taxes. Net after-tax income of a taxable REIT subsidiary may be distributed to us and will be qualifying income for purposes of the 95% but not the 75% gross income test.

If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income (including any foreign currency gain) the REIT realizes from such property generally will be subject to tax at the maximum U.S. federal corporate income tax rate, regardless of whether the REIT distributes such income to its stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if: (1) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the sources of our income to our return; and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (1) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income, and (2) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (1) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (2) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

The Secretary of the Treasury is given broad authority to determine whether particular items of income or gain qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Asset Tests. Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. The term “real estate assets” includes real property, interests in real property, leaseholds of land or improvements thereon, and mortgages on the foregoing and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property when the REIT is committed to make the loan or, in the case of a construction loan, the reasonably estimated cost of construction.

Although 25% of our assets generally may be invested without regard to the above restrictions, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 25% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “25% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary (the “5% asset test”), another REIT or a taxable REIT subsidiary. Each of the 10% vote test, the 10% value test and the 25% and 5% asset tests must be satisfied at the end of each quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

Certain items are excluded from the 10% value test, including: (1) straight debt securities of an issuer (including straight debt that provides certain contingent payments); (2) any loan to an individual or an estate; (3) any rental agreement described in Section 467 of the Code, other than with a “related person”; (4) any obligation to pay rents from real property; (5) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (6) any security issued by a REIT; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (1) straight debt securities of a corporate or partnership issuer and (2) securities of such issuer that are not excluded securities and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

A REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. Further, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (1) to the extent of the REIT’s interest as a partner in the partnership and (2) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is determined by the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

For taxable years beginning after July 30, 2008, if the REIT or its QBU uses a foreign currency as its functional currency, the term “cash” includes such foreign currency, but only to the extent such foreign currency is (i) held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain that are included in the 95% and 75% gross income tests or are directly related to acquiring or holding assets qualifying under the 75% asset test, and (ii) not held in connection with dealing or engaging in substantial and regular trading in securities.

With respect to corrections of failures for which the requirements for corrections are satisfied after October 22, 2004, regardless of whether such failures occurred in taxable years beginning on, before or after such date, as to violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the violation. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the Internal Revenue Service that describes the non-qualifying assets.

Annual Distribution Requirements. In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (1) the sum of (i) 90% of our taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (2) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. Distributions we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our taxable income, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (1) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (2) the payment of severance benefits that may not be deductible to us. For example, in the event of the default or financial failure of one or more tenants, we might be required to continue to accrue rent for some period of time under federal income tax principles even though we would not currently be receiving the corresponding amounts of cash. Similarly, under federal income tax principles, we might not be entitled to deduct certain expenses at the time those expenses are incurred. In either case, our cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to us is insufficient, we might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency dividend distributions.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities. In addition, a failure by us to qualify as a REIT could significantly reduce the cash available to pay dividends on our common stock and could materially reduce the value of our common shares.

In addition to the relief described above under “— Income Tests” and “— Asset Tests,” relief is available in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if: (1) the violation is due to reasonable cause and not due to willful neglect; (2) we pay a penalty of $50,000 for each failure to satisfy the provision; and (3) the violation does not include a violation described under “— Income Tests” or “— Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

U.S. Federal Income Taxation of our Stockholders

Reinvestment of Distributions

If you participate in the DRP, you will be treated for federal income tax purposes as having received, on the investment date, a dividend equal to the sum of (a) the fair market value of any common stock purchased under the DRP (including common stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash distributions actually received by you with respect to your shares of common stock not included in the DRP. The tax basis of shares of common stock purchased under the DRP will be equal to the fair market value of the shares on the investment date. Your holding period for common stock purchased under the DRP generally will begin on the date following the date on which the shares of common stock are credited to your account.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted tax basis of your shares. You will be required, however, to reduce the adjusted tax basis of your shares by the amount in excess of our current and accumulated earnings and profits. To the extent that the distributions exceed the adjusted tax basis of your shares, this excess amount will be taxable as capital gain.

Income Tax Withholding

In general, any distribution reinvested under the DRP is not subject to federal income tax withholding. We or the reinvestment agent may be required, however, to deduct backup withholding on all dividends paid to you, regardless of whether the dividends are reinvested pursuant to the DRP. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you failed properly to furnish us and the reinvestment agent with your correct taxpayer identification number (“TIN”); (b) when required to do so, you failed to certify, under penalties of perjury, your TIN; (c) the Internal Revenue Service or a broker notifies us or the reinvestment agent that the TIN furnished by you is incorrect; (d) the Internal Revenue Service or a broker notifies us or the reinvestment agent that backup withholding should be commenced because you failed to report properly dividends or interest paid to you; or (e) when required to do so, you failed to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the DRP. Therefore, if you are subject to backup withholding, dividends to be reinvested under the DRP will be reduced by the backup withholding amount. In the case of a sale, the withheld amount will be deducted from the sale proceeds and the remaining amount will be sent to you.

If you are a non-U.S. stockholder you need to provide the required federal income tax certifications to establish your status as a non-U.S. stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a non-U.S. stockholder participating in the DRP whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

Disposition

You may recognize a gain or loss upon receipt of a cash payment for a fractional share of common stock credited to your account or when the common stock held in that account is sold at your request. A gain or loss may also be recognized upon your disposition of common stock received from the DRP. The amount of gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the whole or fractional shares of common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the DRP will be treated for federal income tax purposes as a capital gain or loss.

Cost Basis Reporting

The Internal Revenue Services has issued final regulations that require us to report the cost basis and gain or loss to a stockholder upon the sale or liquidation of “covered shares.” For purposes of the final regulations, all shares acquired by non-tax exempt stockholders through the DRP on or after January 1, 2012 will be considered “covered shares” and will be subject to the new reporting requirement.

Upon the sale or liquidation of “covered shares,” a company must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the stockholder and to the IRS on Form 1099-B. In addition, effective January 1, 2011, S-corporations will no longer be exempt from Form 1099-B reporting and shares purchased by an S-corporation on or after January 1, 2012 will be “covered shares” under the final regulations. If we take an organizational action such as a stock split, merger, or acquisition that affects the cost basis of “covered shares,” we will report to each stockholder and to the IRS a description of any such action and the quantitative effect of that action on the cost basis on an information return.

We have elected the first in, first out (FIFO) method as the default for calculating the cost basis and gain or loss upon the sale or liquidation of “covered shares”. A non-tax exempt stockholder may elect a different method of computation until the settlement date of the sold or liquidated shares. The election must be made in writing on the Investor Change Form that will be available at http://www.cnllifestylereit.com. We suggest that you consult with your tax advisor to determine the appropriate method of accounting for your investment.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. stockholders who meet certain requirements and are individuals, estates, or certain trust for tax year beginning after December 31, 2012. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our common stock. In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). We encourage stockholders to consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Other Tax Considerations

Payments to Certain Foreign Financial Entities and Other Foreign Entities

Withholding tax at a rate of 30% will be imposed on certain payments to you or certain foreign financial institutions (including investment funds) and other non-U.S. entities receiving payments on your behalf, including distributions in respect of shares of our stock and gross proceeds from the sale of shares of our stock, if you or such institutions fail to comply with certain due diligence and other reporting rules as set forth in the recently issues Treasury regulations. Accordingly, the entity through which shares of our stock are held will affect the determination of whether such withholding is required. Withholding will apply to payments of dividends made after June 30, 2014, and to payments of gross proceeds from a sale of shares of our stock made after December 31, 2016. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the recently issued Treasury regulations in light of your particular circumstances.

Legislative or Other Actions Affecting REITs

Current and prospective holders of our stock should recognize the present federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

PLAN OF DISTRIBUTION

We are offering a maximum of 20,000,000 shares to our current stockholders through the DRP. The shares are being offered initially at a price of $6.85 per share, and we have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the DRP.

LEGAL MATTERS

The legality of our shares of our common stock being offered hereby has been passed upon for us by Arnold & Porter LLP. Arnold & Porter LLP also has given its opinion regarding certain federal income tax considerations. Arnold & Porter LLP serves as securities and tax counsel to us, our Advisor and certain affiliates. Members of the firm of Arnold & Porter LLP may invest in our common stock but are not expected to hold any substantial interest in us.

EXPERTS

The financial statements of CNL Lifestyle Properties, Inc. are incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Lifestyle Properties, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CBRE Cap provided the valuation report (the “Valuation Report”) in respect of the estimated NAV per share of our common stock as of December 31, 2013, in accordance with valuation guidelines approved by our board of directors. While our Audit Committee and board of directors used CBRE Cap’s valuation in connection with the board’s determination of our estimated NAV per share as of December 31, 2013 as described in our Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference in this prospectus. CBRE Cap’s Valuation Report does not constitute a recommendation by CBRE Cap with respect to any purchase or any sale of shares of our common stock under our DRP or otherwise.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Commission. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the Commission are, available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any filed document at the Commission’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at (800) SEC-0330 for further information about the public reference room.

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents we have filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Any reports filed by us with the Commission after the date of this prospectus and before the date that this offering is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents that we have previously filed with the Commission, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on March 31, 2014, including the information specifically incorporated by reference into our Form 10-K from our Annual Report.

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 filed with the Commission on April 23, 2014.

•	Current Report on Form 8-K dated February 28, 2014 and filed with the Commission on February 28, 2014.

•	Current Report on Form 8-K dated March 4, 2014 and filed with the Commission on March 6, 2014.

•	Current Report on Form 8-K dated March 17, 2014 and filed with the Commission on March 18, 2014.

•	Current Report on Form 8-K dated April 3, 2014 and filed with the Commission on April 7, 2014.

•	Current Report on Form 8-K dated April 30, 2014 and filed with the Commission on April 30, 2014.

The description of our common stock contained in Post-Effective Amendment No. 9 to our Registration Statement on Form S-11 (Registration No. 333-146457) filed with the Commission on April 12, 2010.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Upon request we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Client Services

DST Systems, Inc.

430 W. 7th Street, Ste. 219005

Kansas City, MO 64105-1407

866-650-0650, option 3

www.cnl.com

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirement of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates. Such materials, except for the annual report, may also be accessed electronically by the public on the Commission’s website accessible via the internet at http://www.sec.gov and through our website at http://www.cnllifestylereit.com. Unless specifically listed above in “Incorporation of Certain Information by Reference,” the information contained on the Commission website is not intended to be incorporated by reference into this prospectus.

We have filed a registration statement on Form S-3, of which the prospectus forms a part, and related exhibits with the Commission under the Securities Act. The registration statement contains additional information about us and this offering. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

APPENDIX A

ENROLLMENT FORM

Return via Standard Mail CNL Lifestyle Properties, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery CNL Lifestyle Properties, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

Distribution Reinvestment Plan

one	Investor Information

Thank you for your interest in the CNL Lifestyle Properties, Inc. Distribution Reinvestment Plan (“Rein- vestment Plan”). We are pleased to offer this distribution option to our stockholders for their investment portfolios. In order to become a participant in the Reinvestment Plan, please complete this form and return it to the address indicated above. This form will not be accepted by CNL Lifestyle Properties, Inc. and DST Systems, Inc. (the “Reinvestment Agent”) unless it is completed in its entirety.

By signing below, the registered stockholder submitting this form appoint(s) the Reinvestment Agent as its agent under the terms of the Reinvestment Plan and certifies that the information contained herein is true and correct as of the date of this form. In addition, by signing below, the undersigned hereby certifies to CNL Lifestyle Properties, Inc. and the Reinvestment Agent that the undersigned (i) has received the current Prospectus for CNL Lifestyle Properties, Inc. and agrees to abide by the provisions of the Reinvestment Plan; (ii) meets the net worth or annual income suitability standards as stated in the current Prospectus for CNL Lifestyle Properties, Inc.; and (iii) has provided true and correct information as of the date of signature. The stockholder further agrees to notify CNL Lifestyle Properties, Inc. if there is a material change in his/her financial condition such that the stockholder no longer meets the current suitability requirements or if any representation under this Authorization Form becomes inaccurate.

Print registration name(s) exactly as it appears on your account.	Name of Investor/Trustee		Social Security or Tax ID

	Number Name of Co-Investor/Trustee (if applicable)		Social Security or Tax ID

Number Mailing Address

	City	State	Zip Code

two	Financial Advisor or Investor Representative
Name of Participating Broker-Dealer of Financial Institution

Name of Financial Advisor/Investor Representative

three	Ownership Type

Select one.	☐ Individual ☐ Joint (all parties must sign) ☐IRA ☐ Trust ☐ Other*
* Ownership Type

four	Authorized Signatures
Sign exactly as your account is registered.	Signature of Investor/Trustee		Date
	Signature of Co-Investor/Trustee		Date

THIS FORM MUST BE RECEIVED 30 DAYS PRIOR TO THE END OF THE QUARTER

Revised 06/12/2012 — Page 1 of 1

A-1

APPENDIX B

THIRD AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

THIRD AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

CNL LIFESTYLE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its amended and restated Articles of Incorporation, adopted a Third Amended and Restated Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”), will receive the cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant and enrolled in the Distribution Reinvestment Plan (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then-current offering price of common shares.

(b) After the termination of the Company’s “best-efforts” public offering of Shares and until the Shares become listed for trading on a national securities exchange, an over-the-counter market or a national market system (collectively, a “Listing”), the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the estimated net asset value per Share as determined by the Company’s board of directors from time to time.

(c) Upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Distribution Reinvestment Plan. In the event that, after Listing occurs:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchased Shares directly from the Company pursuant to a registration statement relating to the Distribution Reinvestment Plan, the price will be disclosed in the registration statement.

(d) In the event of a subsequent determination that the purchase price for Shares under the Distribution Reinvestment Plan represented or will represent a discount in excess of 5% of the value per Share at the time of the reinvestment on behalf of any particular Participant, the distribution of the portion of the Shares issued or to be issued under the Distribution Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could adversely affect the Company’s ability to qualify as a real estate investment trust and/or, at the Company’s option, the participation of such Participant in the Distribution Reinvestment Plan may be terminated, in which event any current and future distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar quarter to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(f) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(g) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Distribution Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(h) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Distribution Reinvestment Plan. Participants in the Distribution Reinvestment Plan will receive statements of account in accordance with Section 7 below.

(i) The Company can determine in its sole discretion how to allocate available Shares between any public offering of Shares by the Company or the Distribution Reinvestment Plan.

2. Election to Participate. Any stockholder who has received a then-current prospectus, either for the then current offering or solely for the Distribution Reinvestment Plan, if any, may elect to participate in and purchase Shares through the Distribution Reinvestment Plan at any time by completing and executing a Subscription Agreement or Enrollment Form, as applicable. Participation in the Distribution Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, and to all calendar quarters thereafter, provided such notice is received at least 30 days prior to the last day of the calendar quarter. Subject to the preceding sentence, a stockholder will become a Participant in the Distribution Reinvestment Plan effective on the first day of the calendar quarter of the election. The election will apply to Distributions attributable to the calendar quarter in which the stockholder makes such written election to participate in the Distribution Reinvestment Plan and to all calendar quarters thereafter. A Participant who has terminated his or her participation in the Distribution Reinvestment Plan pursuant to Section 11 will be allowed to participate in the Distribution Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in the Distribution Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Distribution Reinvestment Plan.

4. Proxy Solicitation. The Company or its duly authorized agent will distribute to Participants proxy solicitation materials which are attributable to Shares held in the Distribution Reinvestment Plan. The person(s) representing the Company will vote any Shares that are held for the account of a Participant under the Distribution Reinvestment Plan in accordance with the Participant’s written instructions. If a Participant does not provide direction as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the person(s) representing the Company will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Distribution Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Distribution Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Distribution Reinvestment Plan.

7. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased on behalf of Participant pursuant to the Distribution Reinvestment Plan during the quarter, the per Share purchase price for such Shares, and the total administrative charge, if any, to such Participant. Tax information for income earned on Shares under the Distribution Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges and Distribution Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Distribution Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Distribution Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Distribution Reinvestment Plan. However, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Distribution Reinvestment Plan.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Distribution Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Distribution Reinvestment Plan. In addition, with respect to any Shares purchased through the Distribution Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to, and may incur a tax liability with respect to, the amount of such discount.

11. Termination.

(a) A Participant may terminate his or her participation in the Distribution Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days’ prior to the last day of the calendar quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Distribution Reinvestment Plan immediately in accordance with Section 1(d) hereof, and the Company may terminate or suspend the Distribution Reinvestment Plan itself at any time (i) by at least 15 days’ prior written notice mailed to all Participants, or (ii) by means of disclosure in the Company’s appropriate current, annual or quarterly reports filed under the Securities Exchange Act of 1934 at least 15 days’ prior to the effective date of such change.

(c) After termination of the Distribution Reinvestment Plan or termination of a Participant’s participation in the Distribution Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Distribution Reinvestment Plan shall be in writing and addressed to CNL Lifestyle Properties, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Ste. 219001, Kansas City, Missouri 64105 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Distribution Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Distribution Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, (i) by mailing an appropriate notice at least 15 days’ prior to the effective date thereof to each Participant at his or her last address of record, or (ii) by means of disclosure in the Company’s current, annual or quarterly reports filed under the Securities Exchange Act of 1934 at least 15 days’ prior to the effective date of such change; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS DISTRIBUTION REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

Effective Date: March 6, 2014

PART II

Information Not Required in This Prospectus

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the issuance and distribution of the common stock being registered by CNL Lifestyle Properties, Inc. (the “Registrant”), all of which will be paid by the Registrant. All amounts are estimated except the SEC registration fee.

SEC registration fee	$17,645.60
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$10,000.00
Blue Sky fees and expenses	$10,000.00
Printing and mailing expenses	$41,000.00
Miscellaneous	$3,000.00

Total	$91,645.60

ITEM 15.	Indemnification of Directors and Officers.

Pursuant to Maryland corporate law and the Company’s Articles of Incorporation, the Company is required to indemnify and hold harmless a present or former director, officer, Advisor, or Affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, Advisor, Affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. The Company will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (iii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (v) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its Articles of Incorporation, the Company is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or Affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as a director, officer, Advisor, Affiliate, employee or agent of the Company; (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Articles of Incorporation; (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. The Company’s Articles of Incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the Articles of Incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of net assets of the Company, and no portion may be recoverable from the stockholders.

The Company has entered into indemnification agreements with each of the Company’s officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is

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subsequently determined that indemnification is not permitted. In accordance with these agreements, the Company must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. The Company also must cover officers and directors under the Company’s directors’ and officers’ liability insurance.

ITEM 16.	Exhibits.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

ITEM 17.	Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the registration statement of which the prospectus is a part, and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the registration statement of which the prospectus is a part, to provide such interim financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on May 2, 2014.

CNL LIFESTYLE PROPERTIES, INC.

By:	/s/ Stephen H. Mauldin
Stephen H. Mauldin, Chief Executive Officer and President (Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Thomas K. Sittema and James M. Seneff, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including post-effective amendments) in connection with the Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

James M. Seneff, Jr.	Chairman of the Board and Director

/s/ Thomas K. Sittema Thomas K. Sittema	Vice Chairman of the Board and Director	May 2, 2014

/s/ Adam J. Ford Adam J. Ford	Independent Director	May 2, 2014

Bruce Douglas	Independent Director

/s/ Robert J. Woody Robert J. Woody	Independent Director	May 2, 2014

/s/ Stephen H. Mauldin Stephen H. Mauldin	Chief Executive Officer and President (Principal Executive Officer)	May 2, 2014

/s/ Joseph T. Johnson Joseph T. Johnson	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 2, 2014

/s/ Ixchell C. Duarte Ixchell C. Duarte	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 2, 2014

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INDEX TO EXHIBITS

Exhibit No.	Exhibit Title

3.1	Second Articles of Amendment and Restatement of CNL Lifestyle Properties, Inc. (Filed herewith).

3.2.1	Amended and Restated Bylaws of CNL Lifestyle Properties, Inc. (Filed herewith).

4.2	Third Amended and Restated Reinvestment Plan of CNL Lifestyle Properties, Inc. (Filed herewith).

5.1	Opinion of Arnold & Porter LLP as to the legality of the securities being registered by CNL Lifestyle Properties, Inc., dated May 2, 2014 (Filed herewith).

23.1	Consent of Arnold & Porter LLP (Contained in its opinion filed as Exhibit 5.1 herewith and incorporated herein by reference).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated May 2, 2014 (Filed herewith).

23.3	Consent of CBRE Capital Advisors Inc., dated May 2, 2014 (Filed herewith).